Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration No. 333-259629 on Form S-3 and Registration Statement Nos. 333-232923 and 333-195969 on Form S-8 of our reports dated February 17, 2022, relating to the financial statements of PBF Logistics LP and subsidiaries, and the effectiveness of PBF Logistics LP and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of PBF Logistics LP for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
February 17, 2022